Exhibit 99.1

Media contact	Investor contact
Anita Liskey, 312.466.4613	John Peschier, 312.930.8491
William Parke, 312.930.3467	CME-G
news@cmegroup.com
www.cmegroup.mediaroom.com

FOR IMMEDIATE RELEASE
CME Group Inc. Reports Strong Third-Quarter 2015 Financial Results

•	Third-quarter 2015 revenues rose 12 percent to $850 million

•	Third-quarter 2015 adjusted net income of $344 million and adjusted diluted earnings per share of $1.02 both grew more than 20 percent[1]

CHICAGO, October 29, 2015 - CME Group Inc. (NASDAQ: CME) today reported revenues of $850 million and operating income of $516 million for the third quarter of 2015. Net income was $360 million and diluted earnings per share were $1.06. Excluding the items noted in the reconciliation, adjusted net income would have been $344 million and adjusted diluted earnings per share would have been $1.021.
“We delivered balanced organic revenue growth in the third quarter,” said CME Group Executive Chairman and President Terry Duffy.  “Commodity products revenue grew by 14 percent, financial products were up 10 percent, and market data revenue rose 13 percent.  This top-line performance, coupled with solid expense discipline, resulted in earnings growth above 20 percent, similar to the level of growth produced during the first half of the year.  In addition, we generated a substantial amount of cash flow during the quarter, positioning us well to return a meaningful amount of capital to our shareholders in the coming months.”
“Our focused growth initiatives are significantly increasing our global activity,” said CME Group Chief Executive Officer Phupinder Gill.  “For the third quarter, electronic trading revenue from customers outside the United States reached a record 32 percent.  Additionally, we have made system enhancements, launched new products and heavily engaged with customers to continue to drive our expanding options business.  During the quarter, we reached record levels of options volume and the highest percentage of volume traded electronically. In addition, we have been very active over the last few months partnering with global exchanges and index providers to further drive long-term growth.”
1. A reconciliation of the non-GAAP financial results mentioned to the respective GAAP figures can be found within the Reconciliation of GAAP to non-GAAP Measures chart at the end of the financial statements.

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Third-quarter 2015 average daily volume was 14.4 million contracts, up 7 percent from third-quarter 2014, and included record quarterly options average daily volume as well as double digit growth across all commodities product lines. Clearing and transaction fee revenues were $715 million, up 11 percent compared with third-quarter 2014. Market data revenue was $100 million, up 13 percent compared with the third quarter last year. Third-quarter 2015 total average rate per contract was 75.9 cents, down from 77.7 cents in second-quarter 2015, driven primarily by higher volume discounts as well as a sequential product mix shift from commodities to equity index products which capture lower fees.
As of September 30, 2015, the company had $1.5 billion of cash and marketable securities and $2.2 billion of long-term debt.   In September, the company paid out $168 million in its regular quarterly dividend of 50 cents per share.

CME Group will hold a conference call to discuss third-quarter 2015 results at 8:30 a.m. Eastern Time today. A live audio Webcast of the call will be available on the Investor Relations section of CME Group’s Web site at www.cmegroup.com. An archived recording will be available for up to two months after the call.

As the world’s leading and most diverse derivatives marketplace, CME Group (www.cmegroup.com) is where the world comes to manage risk. CME Group exchanges offer the widest range of global benchmark products across all major asset classes, including futures and options based on interest rates, equity indexes, foreign exchange, energy, agricultural commodities, metals, weather and real estate. CME Group brings buyers and sellers together through its CME Globex® electronic trading platform, its trading facilities in New York and Chicago, and through its London-based CME Europe derivatives exchange.  CME Group also operates one of the world’s leading central counterparty clearing providers through CME Clearing and CME Clearing Europe, which offer clearing and settlement services across asset classes for exchange-traded contracts and over-the-counter derivatives transactions.  These products and services ensure that businesses everywhere can substantially mitigate counterparty credit risk.

CME Group is a trademark of CME Group Inc. The Globe Logo, CME, Globex and Chicago Mercantile Exchange are trademarks of Chicago Mercantile Exchange Inc. CBOT and the Chicago Board of Trade are trademarks of the Board of Trade of the City of Chicago, Inc. NYMEX, New York Mercantile Exchange and ClearPort are registered trademarks of New York Mercantile Exchange, Inc. COMEX is a trademark of Commodity Exchange, Inc. KCBOT, KCBT and Kansas City Board of Trade are trademarks of The Board of Trade of Kansas City, Missouri, Inc. All other trademarks are the property of their respective owners. Further information about CME Group (NASDAQ: CME) and its products can be found at www.cmegroup.com.

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Statements in this press release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. We want to caution you not to place undue reliance on any forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that might affect our performance are increasing competition by foreign and domestic entities, including increased competition from new entrants into our markets and consolidation of existing entities; our ability to keep pace with rapid technological developments, including our ability to complete the development, implementation and maintenance of the enhanced functionality required by our customers while maintaining reliability and ensuring that such technology is not vulnerable to security risks; our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities, and our ability to maintain the competitiveness of our existing products and services, including our ability to provide effective services to the swaps market; our ability to adjust our fixed costs and expenses if our revenues decline; our ability to maintain existing customers, develop strategic relationships and attract new customers; our ability to expand and offer our products outside the United States; changes in domestic and non-U.S. regulations, including the impact of any changes in domestic and foreign laws or government policy with respect to our industry, such as any changes to regulations and policies that require increased financial and operational resources from us or our customers; the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; decreases in revenue from our market data as a result of decreased demand; changes in our rate per contract due to shifts in the mix of the products traded, the trading venue and the mix of customers (whether the customer receives member or non-member fees or participates in one of our various incentive programs) and the impact of our tiered pricing structure; the ability of our financial safeguards package to adequately protect us from the credit risks of clearing members; the ability of our compliance and risk management methods to effectively monitor and manage our risks, including our ability to prevent errors and misconduct and protect our infrastructure against security breaches and misappropriation of our intellectual property assets; changes in price levels and volatility in the derivatives markets and in underlying equity, foreign exchange, interest rate and commodities markets; economic, political and market conditions, including the volatility of the capital and credit markets and the impact of economic conditions on the trading activity of our current and potential customers; our ability to accommodate increases in contract volume and order transaction traffic and to implement enhancements without failure or degradation of the performance of our trading and clearing systems; our ability to execute our growth strategy and maintain our growth effectively; our ability to manage the risks and control the costs associated with our strategy for acquisitions, investments and alliances; our ability to continue to generate funds and/or manage our indebtedness to allow us to continue to invest in our business; industry and customer consolidation; decreases in trading and clearing activity; the imposition of a transaction tax or user fee on futures and options on futures transactions and/or repeal of the 60/40 tax treatment of such transactions; the unfavorable resolution of material legal proceedings; and the seasonality of the futures business. For a detailed discussion of these and other factors that might affect our performance, see our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q.

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CME Group Inc. and Subsidiaries
Consolidated Balance Sheets
(in millions)

	September 30, 2015	December 31, 2014
ASSETS
Current Assets:
Cash and cash equivalents	$1,434.3	$1,366.1
Marketable securities	72.4	74.7
Accounts receivable, net of allowance	363.8	341.2
Other current assets (includes $32.0 and $37.0 in restricted cash)	267.1	196.5
Performance bonds and guaranty fund contributions	49,321.2	40,566.8
Total current assets	51,458.8	42,545.3
Property, net of accumulated depreciation and amortization	496.1	508.9
Intangible assets—trading products	17,175.3	17,175.3
Intangible assets—other, net	2,562.7	2,637.4
Goodwill	7,569.0	7,569.0
Other assets (includes $71.6 and $72.4 in restricted cash)	1,687.7	1,805.6
Total Assets	$80,949.6	$72,241.5
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$38.1	$36.9
Other current liabilities	239.5	927.5
Performance bonds and guaranty fund contributions	49,321.2	40,566.8
Total current liabilities	49,598.8	41,531.2
Long-term debt	2,241.2	2,107.9
Deferred income tax liabilities, net	7,341.5	7,302.7
Other liabilities	391.3	376.2
Total Liabilities	59,572.8	51,318.0
Shareholders’ equity	21,376.8	20,923.5
Total Liabilities and Equity	$80,949.6	$72,241.5

CME Group Inc. and Subsidiaries
Consolidated Statements of Income
(dollars in millions, except per share amounts; shares in thousands)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues
Clearing and transaction fees	$715.0	$641.8	$2,105.0	$1,903.3
Market data and information services	99.5	87.7	300.3	266.7
Access and communication fees	21.6	20.8	64.4	61.6
Other	14.2	12.1	43.3	39.8
Total Revenues	850.3	762.4	2,513.0	2,271.4
Expenses
Compensation and benefits	136.4	132.1	419.2	407.3
Communications	7.1	7.8	21.3	24.3
Technology support services	15.4	13.8	47.1	42.3
Professional fees and outside services	33.8	32.2	90.6	99.3
Amortization of purchased intangibles	24.9	25.3	74.8	75.7
Depreciation and amortization	32.4	32.7	97.5	101.1
Occupancy and building operations	23.1	24.7	69.4	71.1
Licensing and other fee agreements	33.1	25.5	92.5	80.2
Other	27.7	37.9	81.8	73.2
Total Expenses	333.9	332.0	994.2	974.5
Operating Income	516.4	430.4	1,518.8	1,296.9
Non-Operating Income (Expense)
Investment income	2.5	7.4	26.7	25.7
Gains (losses) on derivative investments	—	—	(1.8)	—
Interest and other borrowing costs	(28.3)	(28.7)	(88.5)	(90.7)
Equity in net earnings (losses) of unconsolidated subsidiaries	26.6	20.0	75.1	63.9
Other non-operating income (expense)	(0.8)	—	(42.0)	1.8
Total Non-Operating	—	(1.3)	(30.5)	0.7
Income before Income Taxes	516.4	429.1	1,488.3	1,297.6
Income tax provision	156.5	139.1	533.0	477.2
Net Income	359.9	290.0	955.3	820.4
Less: net income (loss) attributable to non-controlling interests	—	—	—	(0.2)
Net Income Attributable to CME Group	$359.9	$290.0	$955.3	$820.6
Earnings per Common Share Attributable to CME Group:
Basic	$1.07	$0.87	$2.84	$2.46
Diluted	1.06	0.86	2.83	2.44
Weighted Average Number of Common Shares:
Basic	336,323	334,424	336,015	334,144
Diluted	338,139	336,172	337,804	335,820

CME Group Inc. and Subsidiaries
Quarterly Operating Statistics

	3Q 2014	4Q 2014	1Q 2015	2Q 2015	3Q 2015
Trading Days	64	64	61	64	64
Quarterly Average Daily Volume (ADV)
CME Group ADV (in thousands)

Product Line	3Q 2014	4Q 2014	1Q 2015	2Q 2015	3Q 2015
Interest rate	7,181	7,445	7,564	6,599	6,658
Equity	2,586	3,114	2,772	2,364	3,287
Foreign exchange	797	959	954	903	855
Energy	1,562	1,797	2,142	1,749	1,965
Agricultural commodity	1,058	1,173	1,189	1,400	1,267
Metal	308	361	369	331	353
Total	13,493	14,848	14,990	13,347	14,384
Venue
Electronic	11,627	12,982	13,034	11,705	12,620
Open outcry	1,208	1,218	1,291	1,108	1,110
Privately negotiated	657	648	665	534	653
Total	13,493	14,848	14,990	13,347	14,384
Average Rate Per Contract (RPC)
CME Group RPC

Product Line	3Q 2014	4Q 2014	1Q 2015	2Q 2015	3Q 2015
Interest rate	$0.473	$0.472	$0.480	$0.502	$0.506
Equity	0.687	0.697	0.721	0.725	0.708
Foreign exchange	0.788	0.760	0.831	0.816	0.785
Energy	1.291	1.279	1.250	1.277	1.197
Agricultural commodity	1.362	1.321	1.324	1.311	1.290
Metal	1.707	1.664	1.662	1.634	1.600
Average RPC	$0.725	$0.731	$0.753	$0.777	$0.759

CME Group Inc. and Subsidiaries
Reconciliation of GAAP to non-GAAP Measures
(dollars in millions, except per share amounts; shares in thousands)

	Quarter Ended	Quarter Ended
	September 30, 2015	September 30, 2014
GAAP Net Income	$359.9	$290.0

Restructuring and severance	13.6	—

Foreign exchange transaction losses[1]	7.2	12.8

Acquisition-related costs	—	2.7

Loss on sale of BM&FBOVESPA shares	2.5	—

Income tax effect related to above	(7.9)	(5.8)

Other income tax items[2]	(31.4)	(18.9)

Adjusted Net Income	$343.9	$280.8

GAAP Earnings per Common Share:
Basic	$1.07	$0.87
Diluted	1.06	0.86

Adjusted Earnings per Common Share:
Basic	$1.02	$0.84
Diluted	1.02	0.84

Weighted Average Number of Common Shares:
Basic	336,323	334,424
Diluted	338,139	336,172

1. Third-quarter 2014 and 2015 results included foreign exchange transaction net losses principally related to cash held in British pounds within foreign entities whose functional currency is the U.S. dollar.

2. Other income tax items include the impact of deferred tax benefit recognized for remeasurement of state and local deferred income tax benefits.